Exhibit 3.3


                                AMENDMENT TO THE
                        AMENDED AND RESTATED AGREEMENT OF
                 LIMITED PARTNERSHIP OF HEARTLAND PARTNERS, L.P.
                 -----------------------------------------------


            THIS AMENDMENT is made as of December 4, 1997, to the Amended and Restated Agreement of Limited Partnership of Heartland Partners, L.P. (the "Limited Partnership Agreement"), pursuant to Section 16.01 of the Limited Partnership Agreement.

            Section 6.06(c) of the Limited Partnership Agreement is hereby amended to read in its entirety as follows:

                  "(c) So long as the Units are traded on a National Securities
            Exchange, the General Partner shall announce the amount and date of any distribution to be made with respect to the Units and the Record Date for determining the Partners and Assignees to whom such distribution is to be made no less than the minimum period required by such National Securities Exchange before such Record Date. Such Record Date shall be the last day of the fiscal quarter in respect of which such distribution is to be made or, on the last day of any Fiscal Period as the General Partner, in its sole discretion, may determine."


            IN WITNESS WHEREOF, the undersigned has duly executed this Amendment, as of the day and year first hereinabove set forth.


                                    GENERAL PARTNER:

                                    HEARTLAND TECHNOLOGY, INC.
                                    (formerly known as Milwaukee Land Company)


                                    By: /s/ Edwin Jacobson
                                       -------------------------------
                                       Name:  Edwin Jacobson
                                       Title: President





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